FORM 3                                                     OMB APPROVAL
                                                        OMB NUMBER 3235-0104
                                                     EXPIRES: SEPTEMBER 30, 1998
                                                         ESTIMATED AVERAGE
                                                          BURDEN HOURS PER
                                                          RESPONSE.....0.5


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                  30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.  Name and Address of Reporting Person

    Ratoff,                   Steven                 B.
    (Last)                    (First)             (Middle)

    c/o InKine Pharmaceutical Company, Inc.
    Sentry Park East, 1720 Walton Road
                     (Street)

    Blue Bell,                   PA                  19422
     (City)                    (State)               (Zip)

2.  Date of Event Requiring Statement
     (Month/Day/Year)
         2/2/98

3.  IRS or Social Security
    Number of Reporting Person (Voluntary)

4.  Issuer Name and Ticker or Trading Symbol
    InKine Pharmaceutical Company, Inc. (INKP)

5.  Relationship of Reporting Person to Issuer
          (Check all applicable)

    X    Director                            ____ 10% Owner

   ____  Officer (give title below)          ____ Other (specify below)

6.  If Amendment, Date of Original (Month/Day/Year)

7.  Individual or Joint/Group Filing (Check Applicable Line)

    X    Form filed by One Reporting Person
   ____  Form filed by More than One Reporting Person



             TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED



1.  Title of Security                2. Amount of                   3. Ownership           4.  Nature of Indirect
    (Instr. 4)                          Securities                     Form:                   Beneficial Ownership
                                        Beneficially                   Direct (D)              (Instr. 5)
                                        Owned (Instr. 4)               or Indirect
                                                                       (I) (Instr. 5)
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           None
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. *If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                                                                          (Over)
                                                                 SEC 1473 (7-96)

FORM 3 (continued) TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1.  Title of Derivative Security             2.  Date Exercisable                  3.  Title and Amount of
    (Instr. 4)                                   and Expiration                        Securities Underlying
                                                 Date                                  Derivative Security
                                                 (Month/Day/Year)                      (Instr. 4)
                                                                                                       Amount
                                                Date Exer-       Expira-                               or Number
                                                cisable          tion               Title              of
                                                                 Date                                  Shares
-----------------------------------------------------------------------------------------------------------------
Stock Option (Right to Buy)                       *              1/29/08            Common Stock        37,500

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








                                            4.  Conversion or             5.  Ownership               6.  Nature of
                                                Exercise Price                Form of                     Indirect
                                                of Derivative                 Derivative                  Beneficial
                                                Security                      Security:                   Ownership
                                                                              Direct (D)                  (Instr. 5)
                                                                              or Indirect (I)
                                                                              (Instr. 5)
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
                                                   $1.00                         D

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


Explanation of Responses:

* Option became exerciseable as to 7,500 shares on January 29, 1998. It will become exerciseable with respect to the balance of the shares in annual increments of 7,500 shares commencing on January 29, 1999.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                                   /s/ STEVEN B. RATOFF                  2/9/98
                                   --------------------                  ------
                                   **  Signature of Reporting Person     Date
                                   Steven B. Ratoff

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.




Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 1473 (7-96)

                                POWER OF ATTORNEY


         Know all men by these presents, that the undersigned hereby constitutes and appoints Robert F. Apple, the undersigned's true and lawful attorney-in-fact to:

                  1. execute for an on behalf of the undersigned, in the undersigned's capacity as a director of InKine Pharmaceutical Company, Inc. (the "Company"), Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder;

                  2. do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

                  3. take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned.

         The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

         This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of February, 1998.


                                                /s/  Steven B. Ratoff
                                                Steven B. Ratoff